As filed with the Securities and Exchange Commission on September 7, 2022

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Abercrombie & Fitch Co.
(Exact name of registrant as specified in its charter)

Delaware	31-1469076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6301 Fitch Path, New Albany, Ohio 43054
(Address of Principal Executive Offices) (Zip Code)

Abercrombie & Fitch Co.
2016 Long-Term Incentive Plan for Associates,

as amended
(Full title of the plan)

Gregory J. Henchel
Executive Vice President, General Counsel, and Corporate Secretary
Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054

(614) 283-6500
(Name, address, and telephone number, including area code, of agent for service)

Copies of Correspondence to:
Celia A. Soehner
Alexandra M. Good
Morgan, Lewis & Bockius LLP
One Oxford Centre
Thirty-Second Floor
Pittsburgh, PA 15219-6401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer
Non-accelerated filer		Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

    Pursuant to General Instruction E of Form S-8, Abercrombie & Fitch Co. (the “Company”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the offer and sale of an additional 315,000 shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), under the Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates, as amended (the “Plan”). This Registration Statement hereby incorporates by reference the contents of the Company’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 16, 2016 (File No. 333-212060), June 15, 2017 (File No. 333-218762), September 10, 2018 (File No. 333-227271), September 11, 2019 (File No. 333-233714), June 10, 2020 (File No. 333-239074), and September 8, 2021 (File No. 333-259385).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

(i)    The Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022 (filed with the Commission on March 28, 2022);

(ii)    The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2022 and July 30, 2022 (filed with the Commission on June 8, 2022 and September 7, 2022, respectively);

(iii)     The Company’s Current Reports on Form 8-K filed with the Commission on June 9, 2022 and August 1, 2022; and

(iv)    The description of the Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on August 29, 1996, as amended by Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021 (filed with the Commission on March 29, 2021), including any subsequently filed amendments and reports updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Company files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

General Corporation Law of the State of Delaware

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), the Company is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:
Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where such person had no reasonable cause to believe such person’s conduct was unlawful.
Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Under Section 145(c) of the DGCL, indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees, and agents is required in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue, or matter therein.
Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Under Section 145(g) of the DGCL, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation, a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to provide indemnity under Section 145.

Amended and Restated Certificate of Incorporation

Article Sixth of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of any fiduciary duty as a director to the fullest extent permitted by the DGCL.

Amended and Restated Bylaws

Article V of the Company’s Amended and Restated Bylaws (the “Bylaws”) provides that the Company shall indemnify and hold harmless any person (and the heirs, executors, or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as a member of any committee or similar body, to the fullest extent permitted by the DGCL. The right to indemnification conferred in Article V also includes the right to be paid by the Company the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent permitted by the DGCL.

Article V of the Bylaws further provides that the Company may, by action of its Board of Directors (the “Board”), provide indemnification to such of the employees and agents of the Company to such extent and to such effect as the Board determines to be appropriate and authorized by the DGCL.

Article V of the Bylaws also provides that the officers of the Company may in their discretion purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent for another corporation, partnership, joint venture, trust, or other enterprise, against any liability.

The provisions of Article V of the Bylaws are deemed to be a contract between the Company and each director and officer of the Company who serves in such capacity at any time while Article V of the Bylaws is in effect. Neither the repeal or modification of Article V of the Bylaws or, to the fullest extent permitted by the DGCL, any repeal or modification of laws, shall affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit, or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates, as amended

Section 3(c) of the Plan provides that the members of the Compensation and Human Capital Committee (the “Committee”) of the Board, any person acting pursuant to authority delegated by the Committee, and any officer or associate of the Company or a subsidiary or affiliate of the Company acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
Indemnification and Executive Agreements

The Company has entered into indemnification agreements (the “Indemnification Agreements”) with each of its directors and executive officers, and executive agreements (the “Executive Agreements” and, together with the Indemnification Agreements, the “Agreements”) with certain of its executive officers.

The terms of the Indemnification Agreements, subject to certain exceptions, generally provide that the Company will indemnify the indemnitee to the fullest extent permitted by the DGCL against any and all expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal, or other), any ERISA taxes, penalties, or other liabilities, and amounts paid in settlement in connection with any claims, suits, or proceedings arising in connection with his or her service as a director or executive officer of the Company. Additionally, the Indemnification Agreements provide that the indemnitee is entitled to the advancement of certain expenses, subject to certain exceptions and repayment conditions, incurred in connection with such claims, suits, or proceedings.

The Executive Agreements provide that the Company will indemnify, defend, and hold the indemnitee harmless to the maximum extent permitted by law and the Bylaws against all judgments, fines, amounts paid in settlement, and all reasonable expenses, including attorneys’ fees incurred by the executive officer in connection with the defense of or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the executive officer is made or is threatened to be made a party by reason of the fact that the executive officer is or was an officer or director of the Company. The Executive Agreements also provide that, subject to the terms of the Company’s director and officer indemnification policies then in effect, the indemnitee will be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company then maintains to indemnify its directors and officers.

Directors’ and Officers’ Insurance Policies

The Company maintains insurance policies which, subject to conditions, limitations, and exclusions, provide for indemnification of the Company’s directors and officers and for reimbursement to the Company of amounts paid as indemnity to any of its directors or officers.

The above discussion of the Certificate of Incorporation, the Bylaws, the Plan, the Agreements, and Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, Bylaws, Plan, Agreements, and applicable statutes.

Item 8. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description
5.1*	Opinion of Morgan, Lewis & Bockius LLP
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for Abercrombie & Fitch Co.
23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 hereto)
24.1*	Powers of Attorney (included in the signature page of this Registration Statement)
99.1
Abercrombie & Fitch Co. 2016 Long-Term Incentive Plan for Associates, as amended effective June 8, 2022, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 9, 2022 (File No. 001-12107)

107*	Filing Fee Table

*    Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, State of Ohio, on the 7th day of September, 2022.

ABERCROMBIE & FITCH CO.

By:	/s/ Scott D. Lipesky
Scott D. Lipesky
Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

    Each person whose signature appears below hereby appoints Scott D. Lipesky and Fran Horowitz and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on or before this 7th day of September, 2022:

Signature	Title	Date

/s/ Terry L. Burman Terry L. Burman	Independent Chairperson of the Board and Director	September 7, 2022

/s/ Fran Horowitz Fran Horowitz	Chief Executive Officer and Director (Principal Executive Officer)	September 7, 2022

/s/ Scott D. Lipesky Scott D. Lipesky	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 7, 2022

/s/ Kerrii B. Anderson Kerrii B. Anderson	Director	September 7, 2022

/s/ Susie Coulter Susie Coulter	Director	September 7, 2022

/s/ Sarah M. Gallagher Sarah M. Gallagher	Director	September 7, 2022

/s/ James A. Goldman James A. Goldman	Director	September 7, 2022

/s/ Michael E. Greenlees Michael E. Greenlees	Director	September 7, 2022

/s/ Helen E. McCluskey Helen E. McCluskey	Director	September 7, 2022

/s/ Kenneth B. Robinson Kenneth B. Robinson	Director	September 7, 2022

/s/ Nigel Travis Nigel Travis	Director	September 7, 2022